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                                                                    EXHIBIT 10.3


                        ADMINISTRATIVE SERVICES AGREEMENT

                  This Administrative Services Agreement (this "Agreement") dated as of December 12, 2001 is entered into by and between El Paso Merchant Energy, L.P., a Delaware limited partnership ("Servicer"), and Cedar Brakes II, L.L.C., a Delaware limited liability company ("CBII"; Servicer and CBII individually are referred to as a "Party" and collectively as the "Parties").

                  WHEREAS, Public Service Electric and Gas Company ("PSE&G") and CBII are parties to that certain Amended and Restated Power Purchase Agreement dated May 23, 2001 whereby CBII agrees to sell and deliver energy and capacity to PSE&G (the "Amended and Restated PPA");

                  WHEREAS, CBII and El Paso Merchant Energy, L.P. have entered into a Power Purchase Agreement dated October 1, 2001, as amended on November 26, 2001, pursuant to which Servicer has agreed to sell and deliver to CBII capacity and energy sufficient to enable CBII to meet its obligations under the Amended and Restated PPA (the "Mirror PPA");

                  WHEREAS, CBII intends to enter into an Indenture to be dated on or about the date of this Agreement between CBII and Bankers Trust Company, a New York banking corporation, as trustee (the "Indenture") as well as certain other Financing Documents (as defined in the Indenture), each in accordance with the terms of the Indenture; and

                  WHEREAS, CBII desires to engage Servicer to perform all of the administrative and management functions to be performed by CBII under the Amended and Restated PPA, the Mirror PPA, the Indenture, the other Financing Documents, and certain other agreements to which CBII is a party, as set forth herein.

                  NOW, THEREFORE, in consideration of the mutual obligations and undertakings set forth herein, it is agreed as follows:

                                   ARTICLE 1
                       DEFINITIONS; EFFECTIVE DATE; TERM;
                           SERVICER AS AGENT; EXPENSES

                  1.1 Definitions. Unless otherwise specified, capitalized terms used herein but not defined herein have the respective meanings assigned to such terms in the Indenture.

                  1.2 Effective Date. This Agreement shall become effective, and the rights and obligations of Servicer and CBII with respect to this Agreement shall commence, on the date of this Agreement (the "Effective Date").


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                  1.3 Term.

                  1.3.1 The term of this Agreement shall run from the Effective Date until the earlier of (a) September 30, 2013 and (b) the early termination of the Mirror PPA in accordance with Article III thereof, unless earlier terminated in accordance with the provisions hereof.

                  1.3.2 This Agreement may be terminated by CBII (a) at any time on sixty (60) days' written notice by CBII to Servicer and the payment by CBII to Servicer of all outstanding amounts owed to Servicer by CBII under this Agreement or (b) upon the bankruptcy, insolvency, or liquidation of Servicer.

                  1.3.3 Either Party may terminate this Agreement in accordance with the terms of Section 5.2.

                  1.3.4 Notwithstanding the provisions of this Section 1.3, the termination of this Agreement shall not in any manner impact the obligations of Servicer under this Agreement arising prior to such termination.

                  1.4 Agent. CBII hereby appoints Servicer to be and act as its agent to do and perform those obligations, and protect and exercise such rights, of CBII that are specified herein, and such other things as may be necessary or convenient thereto. As agent for CBII, Servicer is authorized to act for CBII in its own name or in the name of CBII, as deemed necessary or advisable by Servicer.

                  1.5 Expenses. Any expenses incurred by Servicer in performing its obligations under this Agreement shall be paid by Servicer from its own accounts and, thereafter, shall be reimbursed by CBII in accordance with Section
4.2 hereof.

                                   ARTICLE 2
                               SUPPORT OBLIGATIONS

                  2.1 Management and Administrative Services. Subject to the terms of this Agreement, Servicer shall perform for CBII all management and administrative services necessary and advisable for CBII to perform its obligations and to exercise its rights under the following agreements: the Amended and Restated PPA, the Mirror PPA, the EP Guaranty, the Funding Agreement, the Indenture, each other Material Agreement and Financing Document, and any other contracts to which CBII is a party and of which Servicer has been given prior notice. Without limiting the generality of the foregoing, Servicer shall perform for CBII the following management and administrative services: accounting, auditing, financial reporting, budgeting and forecasting, tax, cash management, review of significant operating and financial matters, contract administrative services, invoicing, computer and information services, and such other management, administrative, and regulatory filing services as directed by CBII. Without limiting the foregoing, Servicer shall provide the following services:


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                  (a) maintain the books and records of CBII in accordance with good business practice, Internal Revenue Service regulations, applicable law, and generally accepted accounting principles and retain and oversee independent auditors to review such books and records on an annual basis;

                  (b) provide services regarding the cash of CBII, including (i) establishing bank accounts and (ii) investing and transferring funds and effecting payments in accordance with the Financing Documents and the Material Agreements;

                  (c) provide accounting services related to the development and implementation of financial controls and systems of CBII and the administering of the financing proceeds;

                  (d) exercise all rights and administer all obligations of CBII under the Financing Documents, including, without limitation, taking all actions necessary or desirable in order to perfect and maintain the perfection and priority of any security interests granted by CBII to any lender or creditor of CBII over any assets of CBII (including, without limitation, the Material Agreements);

                  (e) administer the Amended and Restated PPA, the Mirror PPA, and the other Material Agreements, exercise all rights and perform all of the administrative and management obligations of CBII thereunder, including, without limitation, serving as CBII's point-of-contact, coordinating the exercise of CBII's rights under the Mirror PPA and the performance of its obligations under the Amended and Restated PPA, providing and receiving notices in accordance with the terms thereof, invoicing for all transactions of CBII and amounts payable to CBII and collecting all such amounts due CBII, applying set-offs against amounts owed to Servicer by CBII as permitted under the terms of the Amended and Restated PPA, reviewing invoices provided to CBII and exercising its rights to dispute any invoice, and resolving any disputes and coordinating the resolution of disputes (including any arbitration proceedings) under the Amended and Restated PPA and the Mirror PPA on the most favorable terms available to CBII;

                  (f) to the extent that amounts are available from CBII, pay all fees, debts, and obligations of CBII;

                  (g) provide tax related services, including, without limitation, paying from Servicer's accounts directly to any third-party payees, upon demand, any taxes or other administrative fees and expenses due and payable by CBII;

                  (h) make and prosecute, or cause to be made and prosecuted, such filings and reports, keep such records, and take or cause to be taken such other actions as may be necessary and lawful to maintain the existence and good standing of CBII and to ensure the compliance by CBII with all applicable laws, regulations, authorizations,


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         and orders of any government agencies (including, without limitation, the Federal Energy Regulatory Commission); and

                  (i) do and perform such other acts as may be mutually agreed to by Servicer and CBII from time to time.

                  2.2 Notice of Payment Obligations.

                  2.2.1 El Paso Merchant Energy, L.P., in its capacity as a party to the Mirror PPA and not in its capacity as Servicer under this Agreement, is referred to as "EPM" in this Section 2.2.

                  2.2.2 Within two (2) Business Days of CBII receiving from PSE&G a notice stating that (a) Distribution Surcharges (as defined in the Amended and Restated PPA) are due and payable to PSE&G pursuant to
         Article II(E) of the Amended and Restated PPA, (b) damage amounts are due and payable to PSE&G pursuant to Article XIV of the Amended and Restated PPA, or (c) indemnity payments are due and payable to PSE&G pursuant to Article XII or Article XIII of the Amended and Restated PPA, Servicer will send a written notice to EPM notifying EPM of such damage amounts or indemnity payments and requiring EPM to pay such amounts in accordance with Article II(E) and Article X of the Mirror PPA. If any such amounts are not paid by EPM within five (5) Business Days of CBII receiving from PSE&G a notice reflecting that such damage or indemnity payments are due and payable, Servicer will immediately send a written notice to EP notifying EP that such amounts are due and payable and requiring EP to pay such amounts pursuant to the EP Guaranty.

                  2.2.3 On the last day of each month, Servicer shall send a written notice to EPM notifying EPM of any outstanding credit at the end of such month and requiring EPM to pay any Delivery Point Excess (as defined in the Mirror PPA) amount in accordance with Article IV(B) of the Mirror PPA or any Article V(E) Energy Payment or Article V(E) Capacity Payment (each as defined in the Mirror PPA) in accordance with
         Article V(E) of the Mirror PPA, as the case may be. If any such amounts are not paid within two (2) Business Days after EPM's receipt of notice, Servicer will immediately send a written notice to EP notifying EP that such amounts are due and payable and requiring EP to pay such amounts pursuant to the EP Guaranty.

                  2.2.4 Prior to February 5 of each calendar year, Servicer shall send a written notice to EPM in accordance with Article V(F) of the Mirror PPA, notifying EPM of the Energy Shortfall Liquidated Damages (as defined in the Mirror PPA) (if any) due for such year. If any such amounts are not paid by EPM in accordance with Article V(F) of the Mirror PPA within five (5) days' of EPM's receipt of such notice from Servicer, Servicer will immediately send a written notice to EP notifying EP that such amounts are due and payable and requiring EP to pay such amounts pursuant to the EP Guaranty.


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                  2.2.5 If Servicer has received notice from the trustee under the Indenture that Additional Interest (as defined in the Registration Rights Agreement) is due and payable in accordance with the Registration Rights Agreement and that there are insufficient funds in the Collections Account to pay such Additional Interest in addition to any other interest and principal payable on the next interest payment date, then Servicer will promptly send a written notice to EP requiring EP to pay such Additional Interest pursuant to the Funding Agreement.

                                   ARTICLE 3
                                   ASSIGNMENT

                  3.1 Assignment and Assumption of Obligations. CBII may at any time and from time to time during the term of this Agreement, without the consent of Servicer, assign its rights in this Agreement to (a) any lender(s) or any third party designated by any lender(s) in connection with the transfer, pledge, encumbrance, or assignment of this Agreement or the accounts, revenues, or proceeds hereof in connection with any financing or other financial arrangements or (b) to any person or entity succeeding to all or substantially all of the assets of CBII. Servicer shall, at CBII's request, execute a consent to assignment provided that the terms and conditions of same are reasonably acceptable to Servicer. Servicer may not assign its rights and/or transfer its rights and obligations under this Agreement without the prior written consent of CBII, which consent shall not be unreasonably withheld or delayed. Nothing contained herein shall prevent CBII from pledging or mortgaging all or any part of its assets or interests in connection with any financing for or related to the transactions contemplated herein. Except as otherwise provided herein, CBII may not assign its rights and/or transfer its obligations under this Agreement without the prior written consent of Servicer. Servicer shall not unreasonably delay or withhold any approval of an assignment or assignment/transfer by CBII provided that the assignee or assignee/transferee agrees to be bound by, subject to, and to comply with the terms and conditions of this Agreement.

                                   ARTICLE 4
                                  FEE STRUCTURE

                  4.1 Semi-Annual Fee. CBII shall pay Servicer fifty thousand dollars ($50,000) in arrears for each semi-annual period beginning on the date of this Agreement and ending on March 1 and September 1 of each year during the term of this Agreement and on the last day of the term of this Agreement (or if such day is not a Business Day, on the first Business Day thereafter, each, a "Fee Payment Date") for services provided under this Agreement (the "Fee"), which shall cover all internal and overhead costs of Servicer; provided, however, that (a) the amount of the Fee shall be prorated for the actual number of days in the period (i) from the Effective Date to the first Fee Payment Date and (ii) ending on the last Fee Payment Date of the term and (b) the Fee shall be due and payable only to the extent that there are amounts on deposit in the Collections Account after payment in accordance with Section 502 of the Indenture of all current and past due amounts ranking prior to the payment of the Fee.


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                  4.2 Reimbursement of Expenses. Servicer shall, not less than thirty (30) days prior to each Fee Payment Date, deliver to CBII an invoice for all expenses (other than internal and overhead costs of Servicer, which are covered by the Fee) incurred by Servicer in performing its obligations hereunder since the Effective Date or the date of Servicer's last invoice under this
Section 4.2 (whichever is later). Each invoice shall contain a statement explaining in reasonable detail how the expenses on the invoice were calculated. CBII shall pay the amount shown on Servicer's invoice on the next Fee Payment Date; provided, however, that such amount shall be due and payable only to the extent that there are amounts on deposit in the Collections Account after payment in accordance with Section 502 of the Indenture of all current and past due amounts ranking prior to the payment of such expenses.

                                   ARTICLE 5
                                EVENTS OF DEFAULT

                  5.1 Events of Default. An "Event of Default" shall mean with respect to a Party (the "Defaulting Party"):

                  5.1.1 The failure by the Defaulting Party to make, when due, any payment required hereunder if such failure is not remedied within ten (10) Business Days after written notice of such failure is given to the Defaulting Party by the other Party;

                  5.1.2 Any representation or warranty made by the Defaulting Party herein shall prove to have been false or misleading in any material respect when made; or

                  5.1.3 The failure by the Defaulting Party to perform any material covenant set forth in this Agreement (other than with respect to a payment obligation described in Section 5.1.1 above).

                  5.2 Termination Right. Upon an Event of Default, the Party not in default may terminate this Agreement by notice to the Defaulting Party.

                                   ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

                  6.1 Organization; Powers.

                  6.1.1 Servicer represents and warrants that it is a duly formed and validly existing limited partnership under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver, and perform its obligations under this Agreement.

                  6.1.2 CBII represents and warrants that it is a duly formed and validly existing limited liability company under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver, and perform its obligations under this Agreement.


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                  6.2 Authorization; Enforceability.

                  6.2.1 Servicer represents and warrants that it has taken all action necessary to authorize it to execute, deliver, and perform its obligations under this Agreement and that this Agreement, when executed and delivered, will constitute a legal, valid, and binding obligation of Servicer, enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium, or other similar laws affecting the enforcement of the rights of creditors generally and to general principles of equity.

                  6.2.2 CBII represents and warrants that it has taken all action necessary to authorize it to execute, deliver, and perform its obligations under this Agreement and that this Agreement, when executed and delivered, will constitute a legal, valid, and binding obligation of CBII, enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium, or other similar laws affecting the enforcement of the rights of creditors generally and to general principles of equity.

                  6.3 No Conflict.

                  6.3.1 Servicer represents and warrants that the execution, delivery, and performance of this Agreement does not and will not (a) violate any laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions, and requirements of any federal, state, local, or foreign governmental department, commission, board, bureau, authority, agency, court, instrumentality, or judicial or regulatory body or entity ("Legal Requirement") applicable to Servicer or the violation of which could reasonably be expected to result in a material adverse effect on the business, assets, or financial condition of Servicer or (b) conflict with, result in a breach of, or constitute a default under any of Servicer's limited partnership agreement, certificate of limited partnership, or other similar document, or any indenture or agreement to which Servicer is a party.

                  6.3.2 CBII represents and warrants that the execution, delivery and performance of this Agreement does not and will not (a) violate any Legal Requirement applicable to CBII or the violation of which could reasonably be expected to result in a material adverse effect on the business, assets, or financial condition of CBII or (b) conflict with, result in a breach of, or constitute a default under CBII's limited liability company agreement, certificate of formation, or other similar document, or any indenture or agreement to which CBII is a party.


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                  6.4 Compliance.

                  6.4.1 Servicer represents and warrants that it is in compliance with all Legal Requirements and governmental approvals applicable to it and this Agreement, except to the extent that non-compliance could not reasonably be expected to result in a material adverse effect on the business, assets, or financial condition of Servicer, or on Servicer's ability to perform under this Agreement.

                  6.4.2 CBII represents and warrants that it is in compliance with all Legal Requirements and governmental approvals applicable to it and this Agreement, except to the extent that non-compliance could not reasonably be expected to result in a material adverse effect on the business, assets, or financial condition of CBII, or on CBII's ability to perform under this Agreement.

                  6.5 Litigation.

                  6.5.1 Servicer represents and warrants that there are no actions, suits, or proceedings pending or, to the best of its knowledge, threatened (in writing) against Servicer in any court or before or by any federal, state, local, or foreign governmental department, commission, board, bureau, authority, agency, court, instrumentality, or judicial or regulatory body or entity, wherein an unfavorable ruling or finding could reasonably be expected to result in a material adverse effect on Servicer's business, assets, or financial condition, or on the ability of Servicer to perform its obligations under this Agreement.

                  6.5.2 CBII represents and warrants that there are no actions, suits, or proceedings pending or, to the best of its knowledge, threatened (in writing) against CBII in any court or before or by any federal, state, local, or foreign governmental department, commission, board, bureau, authority, agency, court, instrumentality, or judicial or regulatory body or entity, wherein an unfavorable ruling or finding could reasonably be expected to result in a material adverse effect on CBII's business, assets, or financial condition, or the ability of CBII to perform its obligations under this Agreement.

                  6.6 Governmental Approvals.

                  6.6.1 Servicer represents and warrants that all governmental and/or third party approvals necessary for it to enter into, and perform its obligations under, this Agreement have been obtained, are in full force and effect, and are final and non-appealable.

                  6.6.2 CBII represents and warrants that all governmental and/or third party approvals necessary for it to enter into, and perform its obligations under, this Agreement have been obtained, are in full force and effect, and are final and non-appealable.


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                  6.7 No Default.

                  6.7.1 Servicer represents and warrants that as of the date hereof, no condition or event that would constitute an Event of Default has occurred and is continuing.

                  6.7.2 CBII represents and warrants that as of the date hereof, no condition or event that would constitute an Event of Default has occurred and is continuing.

                                   ARTICLE 7
                            MISCELLANEOUS PROVISIONS

                  7.1 Amendments. This Agreement may be amended only by a written instrument duly executed by each of CBII and Servicer.

                  7.2 Binding Effect. This Agreement and any extension shall inure to the benefit of and shall be binding upon the Parties and their respective permitted successors and assigns.

                  7.3 Specific Performance. Each of the Parties hereto hereby acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, notwithstanding any other provision hereof, the rights and obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction and appropriate injunctive relief may be applied for and granted in connection therewith. The right of a Party hereto to specific performance hereunder shall be in addition to all other legal or equitable remedies available to such Party.

                  7.4 Counterparts. This Agreement may be executed in two or more counterparts. Each counterpart shall be deemed an original but together shall constitute one and the same instrument.

                  7.5 Notices. Any notice, request, demand, or statement to be given by a Party hereunder shall be in writing and shall be deemed to have been duly given to the addressee when mailed by certified mail, return receipt requested, or delivered against receipt by messenger or overnight courier addressed as follows:

                  To Servicer :

                  El Paso Merchant Energy, L.P.
                  1001 Louisiana Street
                  Houston, TX  77002
                  Attention:  General Counsel


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                  To CBII:

                  Cedar Brakes II, L.L.C.
                  1001 Louisiana Street
                  Houston, TX  77002
                  Attention:  President

or to such other address as may be designated by the addressee by notice to the other Party.

                  7.6 Entire Agreement. The Agreement constitutes the entire agreement between the Parties with respect to the matters contained herein and all prior agreements with respect thereto are superseded hereby. Each Party confirms that it is not relying on any oral representations or warranties of the other Party.

                  7.7 Governing Law. This Agreement shall be interpreted, construed, governed by, performed, and enforced in accordance with the laws of the State of New York without giving effect to the principles thereof relating to conflicts of law except Section 5-1401 of the New York General Obligations Law.

                  7.8 Headings. The subject headings of the Articles and Sections of this Agreement are inserted solely for the purpose of convenient reference and are not intended to, nor shall same affect the meaning of any provision of this Agreement.

                  7.9 Severability. If any term or provision of this Agreement or the application thereof to any person, entity, or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, and the application of such term or provision to persons, entities, or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  7.10 Set-offs. CBII shall have the right to set off against any and all amounts owed by CBII to Servicer pursuant to this Agreement any and all amounts owed by (a) Servicer to CBII or (b) EP to CBII under the Funding Agreement or the EP Guaranty.

           [The remainder of this page was left blank intentionally.]



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                  IN WITNESS WHEREOF, the Parties have duly executed this
Administrative Services Agreement as of the date first above written.

                                      CEDAR BRAKES II, L.L.C.



                                      By /s/ John L. Harrison
                                         ---------------------------------------
                                      Name:  John L. Harrison
                                      Title: Senior Vice President and Chief
                                             Financial Officer



                                      EL PASO MERCHANT ENERGY, L.P.



                                      By /s/ John L. Harrison
                                         ---------------------------------------
                                      Name:  John L. Harrison
                                      Title: Senior Vice President and Chief
                                             Financial Officer